Exhibit 99.1

Newark, DE, November 6, 2006 – (ARTNA) Artesian Resources Corporation (Artesian) today announced that basic and diluted net income per common share for the quarter ended September 30, 2006 were $0.43 and $0.42 as compared to $0.28 and $0.27 for the quarter ended September 30, 2005. Revenues for the quarter were $14.2 million, up 14.7% from $12.4 million in 2005. Net income was $2.6 million, compared to $1.7 million last year, a 55.3% increase.

Basic and diluted net income per common share for the nine months ended September 30, 2006 were $0.82 and $0.80, as compared to $0.64 and $0.62 for the comparable period in 2005. Revenues for the nine-month period were $36.7 million, up 8.6% from $33.8 million in 2005. Net income available to common stockholders was $5.0 million, compared to $3.8 million last year, a 29.3% increase.

The increased net income for both the quarter and nine months ended September 30, 2006, compared to the same periods a year ago were primarily due to the gain on the September 2006 sale of four acres of land owned by Artesian Development Corporation, a non-regulated subsidiary. The sale price was $1.35 million and the gain on the sale of the parcel of land after expenses, but before income taxes, was approximately $1.32 million.

Increased revenues for both the quarter and nine months ended September 30, 2006, were due to increased water sales revenues of $942,000 and $2.3 million respectively, and the gain on the sale of land. Water sales revenues reflect a 2.9% increase in the number of customers served, a 5.9% temporary rate increase implemented on July 10, 2006 (associated with the rate increase request filed with the Delaware Public Service Commission on May 9, 2006) and revenues generated from our 1.2% Distribution System Improvement Charge in effect from January 1 to July 10, 2006. The increases in utility operating revenue in both periods were offset by decreases in non-utility revenue of $427,000 for the quarter and $707,000 for the nine-month period ended September 30, 2006. The decrease in non-utility revenue was the result of less non-regulated wastewater project activity compared to last year.

Utility operating expense increased $413,000 for the quarter ended September 30, 2006, or 7.1%, over the same period in 2005, primarily as a result of increases in repair and maintenance and purchased power costs.

For the nine months ended September 30, 2006, utility operating expense increased $1.6 million, or 9.5%, over the same period in 2005, as a result of increases in payroll and employee benefits, outside services related to the implementation of our GIS system, purchased power expense, purchased water costs and water treatment expense.

Non-utility operating expenses decreased $268,000 for the quarter and $809,000 for the nine months ended September 30, 2006, compared to the same periods last year as a result of less wastewater construction activity.

On October 26, Artesian declared a 5.0%, or a $0.03 per share, increase in the Class A Non-Voting and Class B Common shareholders’ annual dividend. With this increase, the annual dividend is 7.5% greater than a year ago. The quarterly dividend of $0.16 per share is payable November 21, 2006 to shareholders of record at the close of business on November 10, 2006.

Artesian Resources Corporation, through our wholly-owned subsidiary Artesian Water Company, is the largest investor owned regulated public water utility in the State of Delaware and has been providing superior water service within the state since 1905. About $181 million has been invested in Artesian’s utility plant over the last 10 years to provide sufficient treated supply, new water mains and additional storage capacity to meet peak demands and provide fire protection. We distribute and sell water to residential, commercial, industrial, governmental, municipal and utility customers. As of September 30, 2006, Artesian was serving approximately 73,400 metered customers, providing water service to about 242,000 residents (including contract services). Last year, Artesian distributed 7.5 billion gallons of water. Artesian serves its customers through 107 operating wells. Artesian’s water supply is treated at 50 different locations. Artesian owns and maintains approximately 1,000 miles of water main. Artesian has increased its water customer base by 28% and its franchised service territory by 71% over the past decade. Artesian also provides water and wastewater treatment contract services on the Delmarva Peninsula through Artesian Utility Development, Inc., a non-regulated subsidiary, and wastewater utility services through Artesian Wastewater Management, Inc., a regulated subsidiary.

Contact: Nicki Taylor

Investor Relations

(302) 453-6943 ntaylor@artesianwater.com

Artesian Resources Corporation

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

	(Unaudited)
	Three months ended September 30, 2006	Three months ended September 30, 2005		Nine months ended September 30, 2006	Nine months ended September 30, 2005

Operating Revenues
Utility Operating Revenue	12,498	11,579		34,032	31,735
Non-Utility Operating Revenue	374	801		1,342	2,049
Gain on Sale of Land	1,322	—		1,322	0

	$14,194	$12,380		$36,696	$33,784

Operating Expenses
Utility Operating Expenses	6,240	5,827		18,210	16,635
Non-Utility Operating Expenses	289	557		892	1,701
Depreciation and Amortization	1,237	1,098		3,422	3,220
State & Federal Taxes	1,599	1,116		3,127	2,561
Property and Other Taxes	648	618		1,922	1,790

	10,013	9,216		27,573	25,907

Operating Income	4,181	3,164		9,123	7,877
Other Income, net	69	33		568	503

Income Before Interest Charges	4,250	3,197		9,691	8,380

Interest Charges	1,643	1,518		4,729	4,543

Net Income Applicable to Common Stock	$2,607	$1,679		$4,962	$3,837

Weighted Average Common Shares Outstanding - Basic	6,065	5,996	*	6,047	5,972	*
Net Income per Common Share - Basic	$0.43	$0.28	*	$0.82	$0.64	*
Weighted Average Common Shares Outstanding - Diluted	6,247	6,187	*	6,232	6,174	*
Net Income per Common Share - Diluted	$0.42	$0.27	*	$0.80	$0.62	*
*	Shares outstanding and per share amounts restated to reflect a three for two common stock split effective May 30, 2006.

Artesian Resources Corporation

Condensed Consolidated Balance Sheet

(In thousands)

	(Unaudited)
	September 30, 2006	December 31, 2005

ASSETS
Utility Plant, at original cost less accumulated depreciation	$248,619	$227,566
Current Assets	13,456	10,406
Regulatory and Other Assets	5,966	5,882

	$268,041	$243,854

CAPITALIZATION AND LIABILITIES
Stockholders’ Equity	$61,344	$57,813
Long Term Debt, Net of Current Portion	92,114	92,379
Current Liabilities	20,558	12,238
Advances for Construction	24,866	24,404
Contributions in Aid of Construction	46,648	37,350
Other Liabilities	22,511	19,670

	$268,041	$243,854